Exhibit 99.1

CLARIENT REPORTS 2009 THIRD QUARTER; NINE MONTH RESULTS

Case Volumes Increase 22%; New Visibility from Historical Collections Impacts Current Period

Aliso Viejo, CA, November 3, 2009 - Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, today reported financial results for the third quarter and nine months ended September 30, 2009.  Results included a 13 percent increase in net revenues for the third quarter of 2009 as compared to the third quarter of 2008.  Third quarter net revenue was $21.4 million, compared to $19.0 million for the same period in 2008. Net revenue for this year’s first nine months was $68.3 million, a 32 percent increase over the prior year period.

Third quarter net revenue was reduced by a change in estimate of expected third party payor reimbursements based upon their cash collection behavior over the past fifteen months. In addition, this new information was used to set the current period’s third-party payor reimbursement rates, which also reduced third quarter 2009 revenue. The analysis of patient payor behavior patterns over the past fifteen months was used to determine the adequacy of the allowance for bad debts, which was increased in the 2009 third quarter.

Ron Andrews, Clarient Vice Chairman and Chief Executive Officer said, “Our business in terms of customer growth, case volumes, tests per case, menu expansion and market penetration continues to grow and indicates the potential for even stronger quarters ahead for Clarient.”

“At the beginning of 2009, management identified the reduction of our bad debt and improvement of our billing and collections processes as a top priority. The third quarter’s financials include new information gathered after the close of the quarter which allowed us to have a better understanding of payor behavior patterns and will assist us in improving the future collectability of our receivables. Having better information about our payors will allow us to initiate action to engage them. For example, one of our goals will be to get non-paying, non-contracted insurers under contract as rapidly as possible,” Andrews said.  “That strategy should improve our non-contracted payor collections and position us to make positive rate adjustments in future periods. Going forward, we believe that the net annual revenue impact of the pricing adjustments for these payors will be less than five percent annually, and the subsequent reduction of bad debt expense over time should still allow us to achieve our earnings per share goals in 2010.”

Case volume in the third quarter increased to approximately 35,000 cases, a 22 percent increase from the same period in 2008.  For the third quarter of 2009, testing volume totaled approximately 240,000, up 15.5 percent from the same period in 2008.  Clarient’s customer base of oncology and pathology practices in the U.S. increased by 35 new customers in the third quarter, taking the Company’s active customer base to well over 1,100.

“While the new information received in the third quarter resulted in a recalibration of our revenue run rates, the addition of new customers, greater volumes of testing from current clients, and recent product launches will drive case and test volume growth in future quarters.  With the market adoption of our new proprietary and non-proprietary tests still in its early phases, and with our new sales team members just now hitting their stride, we believe we have a solid foundation for continued growth for years to come,” said  Andrews.

The Company’s loss from continuing operations before income taxes for the third quarter of 2009 was $3.2 million compared with an operating loss of $2.2 million for the same period of 2008.  For the nine months ended September 30, 2009, loss from continuing operations before income taxes was $4.9 million compared to a loss from continuing operations before income taxes of $7.4 million for the nine months ended September 30, 2008.

Clarient’s net loss for the third quarter 2009 was $3.2 million, or ($0.04) per share applicable to common stockholders.  In the third quarter of 2008, the Company reported a net loss of $2.2 million, or ($0.03) per share applicable to common stockholders.

For the nine months ended September 30, 2009 and 2008, the net loss was $3.4 million and $7.4 million, respectively.  Net loss per share applicable to common stockholders for the nine months ended September 30, 2009 and 2008 was ($0.10) and ($0.10), respectively.

Adjusted EBITDA (defined below) for the 2009 third quarter was a negative $1.6 million, compared to adjusted EBITDA of $1.4 million in the third quarter of 2008.  For the 2009 nine-month period, adjusted EBITDA was $3.1 million, compared to adjusted EBITDA of $2.6 million in the prior year period, an increase of 19 percent.

Operating expenses were $14.7 million for the third quarter of 2009, compared to $10.2 million in the same quarter of 2008.  For the first nine months of 2009, operating expenses totaled $40.5 million, compared to $29.0 million in the year-earlier period.  The increase in operating expenses in the third quarter of 2009 versus the comparable period in 2008 was largely related to additional sales and marketing personnel costs and investment in our information technology infrastructure.

At September 30, 2009, Clarient’s cash and cash equivalents totaled $8.1 million compared with $1.8 million at December 31, 2008.

Ray Land, Senior Vice President and Chief Financial Officer, said, “In the long term we will greatly benefit from the changes we made this quarter.  The new information will allow us to better estimate our expected reimbursement rates, give us a clearer picture of receivables, and help to improve future collections. And finally it will allow us to better forecast our future revenues, bad debts, profits and cash flows.”

Land continued, “Taking into account these new estimates, we are now revising our revenue guidance for 2009 to $90 million to $94 million from the previous range of $96 million to $101 million. Even at the low end of the range, this will represent a year-over-year growth rate of greater than 22 percent from our 2008 revenues of $73.7 million.”

Andrews concluded, “Clarient’s business model built on a balanced revenue stream across multiple cancer types and technologies is well-positioned in the new environment of health reform and cost containment. The opportunities for Clarient to use its established commercial engine to bring new advanced tests to market are numerous and growing daily, and the greater predictability we now have will allow us to assertively pursue some exciting new opportunities while maintaining a focus on profitability and cash flow.”

Conference Call

Clarient will hold a conference call to discuss third quarter 2009 results.  The call will include a period for questions and answers.

Date:  Tuesday, November 3, 2009

Time:  5:00 p.m. Eastern

Call-in Number: 1-888-549-7704 (domestic)  1-480-629-9857 (international)

Conference ID Number: 4177526

Webcast: www.clarientinc.com/investor

Web Replay:  For those unable to participate during the live broadcast, a replay of the webcast  will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer.  Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care.  Clarient’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.  The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing.  Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web.  Clarient is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. www.clarientinc.com

Forward Looking Statements

Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services business, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under the Company’s credit facilities, limitations on the Company’s ability to borrow funds under its credit facilities based on the Company’s qualified accounts receivable and other liquidity factors, the Company’s ability to obtain annual renewals of or replacements for its credit facilities, the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a thirdparty vendor , the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the continuation of favorable third-party payor reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and the amount of resources the Company determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The Company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense.  Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP.  Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose.  We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as ours and that it provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges.  In addition, under our credit facilities with Gemino Healthcare Finance LLC, we are required to maintain minimum levels of Adjusted EBITDA.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its revenue.  Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures.  Accordingly, in analyzing our future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Contact:

Matt Clawson

949.474.4300

matt@allencaron.com

Clarient, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008(*)	2009	2008 (*)

Net revenue	$21,425	$18,997	$68,347	$51,799
Cost of services	9,796	8,596	28,675	24,465

Gross profit	11,629	10,401	39,672	27,334
Operating expenses:
Sales and marketing	4,194	2,634	13,116	7,664
General and administrative	6,030	3,377	17,074	13,289
Bad debt	4,214	4,107	9,483	7,734
Research and development	282	98	805	321

Total operating expenses	14,720	10,216	40,478	29,008
Income (loss) from operations	(3,091)	185	(806)	(1,674)
Interest expense, net	144	2,399	4,056	5,747

Loss from continuing operations before income taxes	(3,235)	(2,214)	(4,862)	(7,421)
Income tax benefit (expense)	—	—	599	(6)
Income from discontinued operations, net of income taxes	—	—	901	—

Net loss	(3,235)	(2,214)	(3,362)	(7,427)

Series A preferred stock beneficial conversion feature	—	—	(4,290)	—

Net loss applicable to common stockholders	$(3,235)	$(2,214)	$(7,652)	$(7,427)
Net income (loss) per share applicable to common stockholders — basic and diluted:

Loss from continuing operations	$(0.04)	$(0.03)	$(0.11)	$(0.10)

Income from discontinued operations	—	—	0.01	—

Net loss applicable to common stockholders	$(0.04)	$(0.03)	$(0.10)	$(0.10)

Weighted-average number of common shares outstanding — basic and diluted:	77,582,829	75,842,169	77,256,895	74,307,956

Clarient, Inc.

Reconciliation of Loss from Continuing Operations to “Adjusted EBITDA”

	Three months ended September 30,		Nine months ended September 30,
	2009	2008(*)	2009	2008(*)
Loss from Continuing Operations, before income taxes	$(3,235)	$(2,214)	$(4,862)	$(7,421)
Income tax expense (benefit)	—	—	(599)	6
Interest Expense, net	144	2,399	4,056	5,747
Depreciation & Amortization	1,039	961	2,820	2,815
Stock Compensation Expense	501	241	1,640	1,424
Adjusted EBITDA	$(1,551)	$1,387	$3,055	$2,571

(*) Adjusted for certain reclassifications between cost of services and operating expenses as a result of an income statement classification error discovered during the fourth quarter of 2008.

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$8,149	$1,838
Restricted cash	2,825	—
Accounts receivable, net	24,605	20,315
Property and equipment, net	13,686	11,911
Other assets	2,051	1,445

Total assets	$51,316	$35,509

Total liabilities	$18,136	$40,249
Temporary equity*	42,876	—
Stockholders’ deficit	(9,696)	(4,740)

Total liabilities and stockholders’ deficit	$51,316	$35,509

(*) Represents 5,263,158 shares of Series A preferred stock reclassified to temporary equity from permanent equity, as required under applicable GAAP.

# # # #